CODE OF CONDUCT
FOR EMPLOYEES OF
VITRAN CORPORATION INC.
AND ITS SUBSIDIARIES

Vitran Corporation Inc. (the “Company”) is committed to continuously creating and maintaining shareholder value. Company employees fulfill this commitment while upholding the highest level of ethical conduct and meeting responsibilities as good corporate citizens. All employees are responsible for complying with this Code of Conduct as follows:

Respect in the Workplace: The Company recognizes a shared responsibility on behalf of all employees to exercise the basic principles of respect and dignity in all working relationships. The Company has a policy opposing demeaning, offensive, harassing or discriminatory behavior. We practice the principle of equal employment opportunity. All employees are responsible for ensuring that there is a safe and secure working environment.

Conflicts of Interest: Company employees are committed to conducting their business affairs in the Company’s best interests by dealing with customers, suppliers, contractors, competitors, existing and potential business partners and other Company employees in a manner that avoids real, perceived or potential conflicts of interest.

Competition: The Company competes in an ethical and legitimate manner, complying with the competition and anti-trust laws of the jurisdictions in which it does business. The Company and its employees do not collude or collaborate with competitors to divide markets or fix prices. We do not engage in unethical business strategies to obtain a market monopoly. Company employees do not slander competitors or their products, improperly seek competitor information or attempt to illegally influence suppliers.

Insider Trading: The Company complies with all applicable securities laws and regulations to ensure that material, non-public information (“inside information”) is disclosed using proper authority and in accordance with the law. Only those employees who have a need to know receive inside information before it is released to the public. Company insiders do not use inside information for personal profit and do not take advantage of inside information by trading, or providing inside information to others to trade in Company securities.

Ethical Business Conduct: The Company and its employees act honestly and with integrity in all business relationships with competitors, potential business partners, suppliers, customers and government officials. We exercise good business judgment in extending business courtesies and never accept or offer bribes, “kickbacks” for the purpose of securing business transactions. We ensure that all payments are necessary, lawful and properly documented.

Compliance With Laws: The Company complies with all the applicable laws, rules and regulations of the jurisdictions in which it does business.

Accounting or Auditing Issues: As part of its general compliance with laws, rules and regulations, the Company’s policy is to comply with all financial reporting and accounting rules and regulations applicable to the Company. If any employee, officer or other person has concerns or complaints regarding questionable accounting or auditing matters of the Company, he/she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Board of Directors which will, (subject to its duties arising under applicable law, regulations and legal proceedings), treat such submissions confidentially. Such submissions may be directed to the attention of the Chair of the Audit Committee, and mailed to 185 The West Mall, Suite 701, Toronto, Ontario M9C 5L5. The envelope should be clearly marked “Private & Confidential”.

Protecting the Company’s Assets: Company employees have a collective responsibility to protect the Company’s assets from fraud and theft and ensure records are accurate, timely and complete. Transactions with third parties are to be recorded in writing. Information is a key asset of the Company so employees are required to safeguard the Company’s proprietary and confidential information as well as proprietary information that has been entrusted to the Company by others.

Health and Safety: The Company is committed to providing a safe and healthy working environment and protecting the public interest by meeting industry standards and complying with applicable government codes, standards and regulations in the jurisdictions in which it does business.

Environment and Sustainable Development: The Company is committed to meeting all environmental legislation, regulations, permits and licenses.

Compliance with the Code of Conduct
Employees are required to comply with the Code of Conduct. An employee’s breach of the Code of Conduct may result in discipline or constitute cause for termination. Anyone who has a concern about what constitutes ethical conduct or whether a certain course of action violates the Code of Conduct is expected to raise the concern immediately with either his/her supervisor or with someone more senior at the discretion of the employee. Employees are strictly prohibited from taking retribution against another employee for reporting a violation.

Every year, the Code of Conduct will be distributed to the Company’s executives, who will communicate the content of the Code of Conduct to employees. Newly recruited employees must sign an acknowledgement when they commence employment with the Company.